Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst & Media Contact:	Jeffrey L. Chastain
(713) 917-2020
Pride International, Inc. First Quarter 2008 Results Set Records For
Revenues and Income From Continuing Operations
     Houston, May 1, 2008 – Pride International, Inc. (NYSE: PDE) today reported financial results for the three months ended March 31, 2008, achieving record revenues and income from continuing operations, which increased 85% when compared to the same three months in 2007.
     Income from continuing operations totaled $136.1 million, or $0.77 per diluted share, on revenues of $557.4 million during the first quarter of 2008. The results compared to income from continuing operations of $73.7 million, or $0.42 per diluted share, on revenues of $471.0 million, during the three months ended March 31, 2007. Results for the first quarter of 2008 included an after-tax gain of $11.2 million, or $0.06 per diluted share, relating to the sale of the Company’s 30% interest in an Eastern Hemisphere-based land drilling joint venture.
     The Company’s net income for the three months ended March 31, 2008 was $240.7 million, or $1.35 per diluted share, compared to net income of $101.7 million, or $0.58 per diluted share, for the corresponding three months in 2007. Results for the first quarter of 2008 included income from discontinued operations of $104.6 million, or $0.58 per diluted share, principally relating to the gain from the sale of our three tender-assist rigs in the first quarter of 2008. The transaction resulted in an after-tax gain of $116.2 million, of which $102.0 million was recognized during the current quarter with the balance deferred. By agreement with the new owner, the Company will continue to operate one of the three tender-assist rigs through December 2008, over which time the deferred gain will be recognized.
     Cash flows from operating activities totaled $94.2 million during the three months ended March 31, 2008 while proceeds from the sale of non-strategic assets were $225.8 million. Capital expenditures in the quarter were $318.8 million, primarily due to the construction of three ultra-deepwater drillships and the completion of the upgrade project for the semisubmersible rig Pride Mexico.
     Total debt at March 31, 2008 was $1,045.7 million, down $145.8 million from total debt of $1,191.5 million at December 31, 2007. The decrease was due primarily to the repayment of the outstanding principal due under the drillship loan facility collateralized by the drillships Pride Africa and Pride Angola. Net debt (total debt less cash and cash equivalents of $752.7 million) was $293.0 million at March 31, 2008.

     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “Our performance during early 2008 is noteworthy in several respects. Our operations execution remained excellent, supporting the continuation of strong financial results in the first quarter of 2008 following a record year in 2007. Our engineering and technical team, one of the most experienced in the industry, successfully completed four projects in the first quarter, including the upgrade of the semisubmersible rig Pride Mexico, which is currently transiting to Brazil to commence a five-year contract with Petrobras. During 2008, our marketing efforts have captured contracts valued at approximately $5.2 billion, inclusive of bonus opportunities and contract awards for all three of our ultra-deepwater drillships under construction. Finally, the divestiture of non-strategic assets continued to progress with the first quarter 2008 closing of the sale of three tender-assist rigs.
     “These accomplishments have been critical in supporting our strategic transformation to a contract driller focused entirely offshore, with an emphasis on the deepwater sector. With the transition of Pride largely complete, we remain committed to expanding our ownership of deepwater assets and to delivering sustainable long-term shareholder value.”
     Offshore Drilling Segment Discussion
     The Company’s record quarterly revenues reflect continued improvement in its Offshore Drilling Segment, where revenues for the three months ended March 31, 2008 reached $531.2 million, up 12% from $473.8 million during the fourth quarter of 2007. Earnings from operations rose 4% to $210.4 million during the first quarter of 2008, compared to $202.3 million during the fourth quarter of 2007. The improvement in segment revenues and earnings from operations was attributable to improving dayrates in the Company’s floating rig fleet and higher utilization, which was experienced throughout the mobile offshore drilling fleet. Segment operating costs in the first quarter of 2008 were $271.4 million compared to $242.9 million during the fourth quarter of 2007. The cost increase was primarily due to higher field overhead allocation expense, improved fleet activity and increased repair and maintenance and labor expenses.
     Revenues from the Company’s deepwater fleet, comprised of two drillships and six semisubmersible rigs, increased 19% during the first quarter of 2008 to $194.3 million compared to $163.0 million during the fourth quarter of 2007. Earnings from operations improved 35% to $92.8 million compared to $68.8 million and earnings before interest, taxes, depreciation and amortization (EBITDA) grew 26% to $110.1 million compared to $87.1 million over the same comparative period. The results were due chiefly to improved utilization of the semisubmersible rig Pride Rio de Janeiro, which was idle the majority of the fourth quarter of 2007 for repairs, and an increase in the contract dayrate on the semisubmersible rig Pride North America to $443,000 compared to the rig’s previous contract dayrate of $188,000. In April 2008, the rig’s contract dayrate was increased an additional $8,900 to $451,900 to allow for the recovery of certain incremental costs associated with the operation of the unit. Utilization of the deepwater fleet improved to 97% in the first quarter of 2008, up from 88% in the fourth quarter of 2007, with seven out of eight rigs registering utilization of 98% or better. Average daily revenues grew to $276,100 compared to $251,300 over the same comparative period.
     Revenues from the Company’s six midwater semisubmersible rigs improved 12% during the first quarter of 2008 to $78.8 million compared to $70.6 million during the fourth quarter of 2007. Earnings from operations and EBITDA were $27.9 million and $36.9 million, respectively, during the first quarter of 2008 and compared favorably to $26.0 million and $34.1 million, respectively, during the fourth quarter of 2007. Higher fleet utilization and improving average daily revenues were the primary reasons for the favorable operating performance. The Pride South America returned to service in the first quarter of 2008 following a planned fourth quarter 2007 shipyard program. Also, improving contract dayrates for the Pride South Atlantic and Pride North Sea contributed to a modest increase in the fleet’s average daily revenues to $224,100 in the first quarter of 2008 compared to $215,200 in the fourth quarter of 2007. In April 2008, the Pride Mexico completed an upgrade program and is currently mobilizing to Brazil for an expected June 2008 commencement of a five-year contract at a dayrate of $263,800, including a 15% bonus opportunity. In addition, the Pride Venezuela was awarded a six-month contract extension expected to begin in September 2008 at a dayrate of $375,000, up from $256,200 per day, supporting further expected improvement in the average daily revenues of the midwater fleet as 2008 progresses.
     Improved utilization of the Company’s 28-rig jackup fleet was the primary contributor to an 8% improvement in revenues during the first quarter of 2008, to $207.9 million compared to $193.1 million in the fourth quarter of 2007. Earnings from operations and EBITDA improved 6% and 5%, respectively, in the first quarter of 2008, to $81.8 million and $103.1 million. The results compared to $77.4 million and $98.1 million, respectively, in the fourth quarter of 2007. Utilization of the Company’s U.S. Gulf of Mexico jackup rigs improved to 72% in the first quarter of 2008, compared to 58% in the fourth quarter of 2007. The improvement was primarily due to higher activity on the Pride Missouri, Pride Georgia and Pride Arizona, which were idle for all or a significant portion of the fourth quarter of 2007. Average daily revenues in the U.S. Gulf of Mexico jackup fleet declined 8% to $73,800 in the first quarter of 2008, compared to $79,900 in the fourth quarter of 2007. The Company currently has all 10 of its U.S. Gulf of Mexico marketed jackup rigs under contract, including the Pride Florida, which had been idle since August 2007, and expects to experience steady utilization improvement into the third quarter of 2008. Average daily revenues may increase modestly if natural gas prices remain at or near the $8.00 to $10.00 per Mcf range and customer concern regarding the seasonal hurricane threat moderates.
     Utilization among the Company’s international jackup rigs was 89% in the first quarter of 2008, up from 87% in the fourth quarter of 2007, as higher activity on several units, including the Pride Texas, Pride Alabama and Pride Wisconsin, was significantly offset by out-of-service time on the Pride Cabinda and Pride North Dakota. The Pride Cabinda is completing a shipyard program ahead of an estimated nine-month contract offshore West Africa, with commencement of the contract expected in June 2008. The Pride North Dakota completed a planned shipyard program in January 2008 and has returned to service. The slightly higher fleet utilization contributed to an improvement in average daily revenues, to $111,400 in the first quarter of 2007 compared to $105,000 in the fourth quarter of 2007. The Company reported that its jackup rigs operating offshore Mexico continue to experience an uncertain environment with respect to future activity in the region. Utilization among the 12 units in Mexico is expected to trend lower into the third quarter of 2008. Contracts on the Pride Alabama and Pride Colorado are not expected to be extended and it may be necessary for the Company to seek work in other markets or to stack the units.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, May 1, 2008 to discuss results for the first quarter of 2008, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1406 and refer to confirmation code 1153904 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed at www.prideinternational.com by selecting the Investor Relations link. A telephonic replay of the conference call should be available after 4:00 p.m. Eastern time on May 1 and can be accessed by dialing 719-457-0820 and referring to pass code 1153904. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the Company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 64 rigs, including two deepwater drillships, 12 semisubmersible rigs, 28 jackups, 10 platform rigs, five managed deepwater rigs and seven Eastern Hemisphere-based land rigs. The Company also has three ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
     EBITDA is included herein because the Company believes it provides investors a supplemental measure of operating cash flow and ability to service debt and is useful for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures and tax rates. EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. EBITDA is not substitutes for the GAAP measures of earnings and cash flow.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
REVENUES	$557.4	$471.0

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	294.2	245.0
Depreciation and amortization	53.0	60.1
General and administrative, excluding depreciation and amortization	33.2	32.4
Gain on sales of assets, net	(0.2)	(0.3)

	380.2	337.2

EARNINGS FROM OPERATIONS	177.2	133.8

OTHER INCOME (EXPENSE), NET
Interest expense	(10.4)	(21.1)
Refinancing charges	(1.2)	—
Interest income	7.5	0.6
Other income (expense), net	9.6	(1.8)

INCOME FROM CONTINUING OPERATIONS BEFORE	182.7	111.5
INCOME TAXES AND MINORITY INTEREST
INCOME TAXES	(46.6)	(36.8)
MINORITY INTEREST	—	(1.0)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	136.1	73.7
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	104.6	28.0

NET INCOME	$240.7	$101.7

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.82	$0.45
Income from discontinued operations	0.62	0.17

Net income	$1.44	$0.62

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.77	$0.42
Income from discontinued operations	0.58	0.16

Net income	$1.35	$0.58

SHARES USED IN PER SHARE CALCULATIONS
Basic	166.6	164.6
Diluted	179.1	177.8

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$752.7	$890.4
Trade receivables, net	390.2	339.8
Parts and supplies, net	7.6	6.8
Deferred income taxes	56.9	70.1
Prepaid expenses and other current assets	131.2	142.7
Assets held for sale	—	82.8

Total current assets	1,338.6	1,532.6

PROPERTY AND EQUIPMENT	5,755.2	5,438.4
Less: accumulated depreciation	1,470.7	1,418.7

Property and equipment, net	4,284.5	4,019.7
INTANGIBLE AND OTHER ASSETS	55.2	61.6

Total assets	$5,678.3	$5,613.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$330.3	$75.8
Accounts payable	115.1	133.1
Accrued expenses and other current liabilities	402.0	428.3
Liabilities held for sale	—	7.4

Total current liabilities	847.4	644.6

OTHER LONG-TERM LIABILITIES	176.3	171.8

LONG-TERM DEBT, NET OF CURRENT PORTION	715.4	1,115.7

DEFERRED INCOME TAXES	217.4	211.4

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,898.9	1,886.1
Treasury stock, at cost	(12.4)	(9.9)
Retained earnings	1,825.5	1,584.9
Accumulated other comprehensive income	8.1	7.6

Total stockholders’ equity	3,721.8	3,470.4

Total liabilities and stockholders’ equity	$5,678.3	$5,613.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2008	2007
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$240.7	$101.7
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of tender-assist rigs, net of tax	(102.0)	—
Gain on sale of equity method investment	(11.4)	—
Depreciation and amortization	53.0	77.6
Amortization and write-offs of deferred financing costs	2.2	1.0
Amortization of deferred contract liabilities	(16.6)	(12.8)
Gain on sales of assets, net	(0.2)	(0.5)
Deferred income taxes	5.7	20.0
Excess tax benefits from stock-based compensation	(1.2)	(1.9)
Stock-based compensation	6.1	6.0
Loss (gain) on mark-to-market of derivatives	—	1.0
Other, net	0.1	1.5
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(57.0)	(64.6)
Parts and supplies	(0.8)	0.1
Prepaid expenses and other current assets	6.7	8.3
Other assets	(3.7)	(5.0)
Accounts payable	(14.8)	(17.1)
Accrued expenses	(13.4)	(11.8)
Other liabilities	18.4	(3.1)
Deferred gain on sale of tender-assist rigs	(14.2)	—
Increase (decrease) in deferred revenue	(11.8)	(15.3)
Decrease (increase) in deferred expense	8.4	7.2

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	94.2	92.3
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(318.8)	(67.6)
Proceeds from dispositions of property and equipment	0.2	0.5
Proceeds from sale of tender-assist rigs, net	210.8	—
Proceeds from sale of equity method investment	15.0	—

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(92.8)	(67.1)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(146.0)	(96.1)
Proceeds from debt borrowings	—	63.0
Decrease in restricted cash	—	0.8
Proceeds from exercise of stock options	3.4	8.7
Excess tax benefits from stock-based compensation	1.2	1.9
Proceeds from issuance of common stock	2.3	2.1

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(139.1)	(19.6)
Increase (decrease) in cash and cash equivalents	(137.7)	5.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	890.4	64.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$752.7	$69.7

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Revenues:
Offshore Drilling Services
Deepwater	$194.3	$163.0	$137.8
Midwater	78.8	70.6	80.2
Jackups — U.S.	51.6	42.6	79.3
Jackups — International	156.3	150.5	103.3
Other Offshore	50.2	47.1	40.2

Total Offshore Drilling Services	531.2	473.8	440.8
Other	25.7	27.8	30.2
Corporate	0.5	0.7	—

Total	$557.4	$502.3	$471.0

Earnings from operations:
Offshore Drilling Services
Deepwater	$92.8	$68.8	$51.6
Midwater	27.9	26.0	32.0
Jackups — U.S.	9.4	5.6	38.4
Jackups — International	72.4	71.8	39.2
Other Offshore	7.9	30.1	4.3

Total Offshore Drilling Services	210.4	202.3	165.5
Other	0.7	1.5	2.6
Corporate	(33.9)	(40.7)	(34.3)

Total	$177.2	$163.1	$133.8

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q1 2008		Q4 2007		Q1 2007
	Averge Daily		Averge Daily		Averge Daily
	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)
Deepwater	$276,100	97%	$251,300	88%	$195,000	98%
Midwater	$224,100	64%	$215,200	59%	$150,000	99%
Jackups — U.S.	$73,800	72%	$79,900	58%	$91,900	80%
Jackups — International	$111,400	89%	$105,000	87%	$89,800	80%
Other Offshore	$51,700	71%	$54,800	59%	$45,800	62%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)

	Q1 2008	Q4 2007	Q1 2007
Deepwater
Income (loss) from continuing operations	$92.8	$68.7	$51.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	17.3	18.4	23.1

EBITDA	110.1	87.1	74.7

Midwater
Income (loss) from continuing operations	27.9	26.0	32.0
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	9.0	8.2	10.6

EBITDA	36.9	34.1	42.6

Jackups
Income (loss) from continuing operations	81.8	77.4	77.6
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	21.3	20.7	20.2

EBITDA	103.1	98.1	97.8

Other Offshore
Income (loss) from continuing operations	7.9	30.2	4.3
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	2.1	2.5	2.4

EBITDA	10.0	32.7	6.7

Total Offshore Drilling Services
Income (loss) from continuing operations	210.4	202.2	165.5
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	49.7	49.8	56.3

EBITDA	260.1	252.0	221.8

Other & Corporate
Income (loss) from continuing operations	(74.3)	(84.5)	(91.8)
Plus: Total interest expense, net	2.9	3.4	20.5
Plus: Income tax provision	46.6	42.4	36.8
Plus: Depreciation and amortization	3.3	3.5	3.8

EBITDA	(21.4)	(35.2)	(30.7)

Total Pride International Inc.
Income (loss) from continuing operations	136.1	117.7	73.7
Plus: Total interest expense, net	2.9	3.4	20.5
Plus: Income tax provision	46.6	42.4	36.8
Plus: Depreciation and amortization	53.0	53.4	60.1

EBITDA	$238.6	$216.9	$191.1